Exhibit 99.2
S H A R E H O L D E R L E T T E R T H I R D Q U A R T E R 2 0 2 3
R E D W O O D T R U S T

Dear Fellow Shareholders:

Our second quarter earnings call took place on July 27th, just a few hours after the Board of Governors of the Federal Reserve released newly proposed risk-based capital rules for the U.S. banking system. Our thesis at the time was that, while the rules would likely evolve before being finalized, bank management teams would follow early adoption, driving a fundamental shift in how financial assets are funded, both reminiscent of our Company’s original value proposition and a nod to the future of how the market will distribute 30-year mortgage risk. Three months later, and in an otherwise persistently unpredictable market, our thinking thus far has been validated and our march forward continues, largely ahead of plan. This progress has been well-timed with the emergence of fresh demand for our products from pockets of capital complementary to our traditional distribution channels.

Banks’ appreciation for our partnership has become more tangible in the last few months as business models are reconciled with a future of higher capital requirements and more expensive interest rate risk management. And their response to these forthcoming regulatory changes reflects the urgency of the moment. Since March, our Residential team has engaged with depositories from coast to coast, securing and onboarding new partners. We now have active relationships with 185 active loan sellers, including over 70 banks, many of which have commenced lock activity with us in recent weeks. This includes a group of the nation’s largest regional banks and large financial institutions, a significant number with over $200 billion in assets and extensive mortgage origination footprints. As we always have, Redwood offers these partners the ability to sustain operating activities without diluting the overall customer relationship.

The results have followed. Total Residential Mortgage Banking lock volume for the third quarter was $1.6 billion, up close to 200% from the second quarter despite significantly higher mortgage rates and an overall slowdown in market originations. Purchase volume was over $800 million, up 340% from the second quarter. Bank sellers accounted for 50% of total quarterly purchase activity, up from just 10% in the second quarter and a de minimis amount in the first quarter. Of note, bulk pool activity was a key driver of third quarter purchase volume, much of it seasoned loans acquired at a significant discount to par, a profile that pairs well with newer production. Notwithstanding the persistent rise in rates, we continue to evaluate bulk pools coming to market, more evidence of the scarcity of shelf space for many banks seeking to balance pressures on capital, liquidity and net interest margins.

Near-term headwinds to growth – namely, mortgage rates at 20-year highs and very low overall transaction activity in housing – have us focused on leading indicators over the next few quarters as we position our Residential Mortgage Banking business to scale volume significantly as the market sees the Fed’s rate hike cycle easing, a viable outcome by mid-2024 depending on a variety of complex factors. Those indicators include the quality of our new loan seller relationships and a deeper wallet share with existing partners. As the market transitions, the true value of our 30-year-old franchise is very much on

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This Shareholder Letter contains time-sensitive information and may contain forward-looking statements. The information contained herein is only accurate as of October 30, 2023. We undertake no obligation to update or revise the information contained herein, including forward-looking statements, whether as a result of new information, future events, or otherwise. Additional detail regarding the forward-looking statements in this Shareholder Letter and the important factors that may affect our actual results in 2023 are described at the end of this Shareholder Letter under the heading “Forward-Looking Statements.”

display. While many of our competitors have pulled back from the prime jumbo space, we completed our third Sequoia securitization of 2023 in the third quarter, followed closely by our fourth Sequoia deal early in the fourth quarter. Both deals generated strong margins and were distributed to a broad base of investors. In a market that is defined by significant volatility, we managed to execute our dispositions within our target gain on sale range. In keeping with the momentum we see for the business, we nearly doubled our capital allocation to Residential Mortgage Banking in the third quarter and expect that allocation to grow further in 2024.

CoreVest – our business-purpose lending (“BPL”) platform – is beginning to benefit as well from the broader changes afoot. Borrowers who have historically sought funding from banks now frequent our pipeline discussions, and while the overall credit environment calls for continued caution and selectivity, demand from capital partners remains strong for well-underwritten BPL loans to quality sponsors. While this transition is moving more slowly than in our Residential business, the early indicators are unmistakable. We have been engaged in dialogue with several banks on partnership opportunities that would allow us to access their existing loan pipelines with an eye toward mutually beneficial outcomes. With a life-cycle lending platform that offers both bridge and stabilized term financing, we are well-positioned to capture incremental market share that will continue shifting to private lenders. Our deep capital markets presence remains a key advantage, which in the third quarter allowed us to complete a highly accretive term loan securitization and two bulk whole loan sales.

The BPL sector overall continues to manage through macro crosswinds that have impacted sponsor sentiment and reduced transaction volumes across the industry. Our asset management team has been proactively working with borrowers well in advance of their loan maturities to assess project plans and ensure they manage towards successful completions. While 90+ day delinquencies across the bridge and term books declined slightly to 4.0% at September 30, 2023, we continue to manage through pockets of stress, particularly in our bridge portfolio, where certain sponsors have required loan modifications or an infusion of fresh equity from existing or new sponsorship to ease the burden of rapidly rising rates. Though bridge lending continues to be one of our strongest drivers of net interest income, the lumpiness of the portfolio and intermittent nature of workout activity have contributed to recent volatility in our quarterly GAAP earnings.

Overall, we funded $411 million of BPL loans in the third quarter, a slight increase from second quarter volumes. Within bridge, our build-for-rent (“BFR”) aggregation product has seen increased demand from borrowers and carries a favorable risk profile given the turnkey nature of the homes being financed. While we expect volumes for our fixed-rate term loans to remain influenced by benchmark rates, our bridge portfolio remains fertile ground for refinances into term loans as borrowers progress with projects.

We were also excited in the third quarter to formally launch our in-house home equity investment (“HEI”) platform, Aspire. After years of investing in and financing HEI, this development was a natural next step in the progression of our support for this nascent but growing sector. Since 2019, Redwood has been a leading participant in the HEI market, purchasing approximately $350 million in assets, co-sponsoring the first-ever securitization backed entirely by HEI, and subsequently procuring a dedicated financing facility for the asset class. With our track record of supporting housing accessibility, we believe we have a unique opportunity to help scale and institutionalize HEI in a way that will benefit consumers. As we have noted many times, the opportunity to help homeowners access the equity in their homes remains the largest addressable market in housing finance. Through Aspire, we now directly serve this market by originating HEI in partnership with our nationwide correspondent network of loan officers, which we believe will be a significant advantage over more traditional, high-cost marketing campaigns.

As we think more holistically about the overall Redwood platform and the significant market opportunities we see ahead, evolving our capital structure and procuring long-term private capital partnerships will be a top priority. We continue to observe a secular transition occurring in our markets, with the roles of banks, private credit institutions, and specialty finance companies such as Redwood rapidly evolving. In particular, regulatory crosscurrents are redefining the most efficient holders of real estate-related assets, as well as those who finance and service them. As evidenced by our Oaktree BPL bridge joint venture that we announced during the summer, the value proposition that platforms like ours offer institutional private credit investors has grown dramatically over the past few years. These investors include the likes of pension funds, life insurance companies, sovereign wealth funds, and other non-publics who have accretive capital and a strong demand for our products, but lack the origination or sourcing capabilities that we are able to achieve. Recently, we’ve engaged with a handful of large private credit investors who are deeply familiar with our franchise and track record, and who have shown interest in forging strategic partnerships that we believe could be very beneficial to our shareholders.

In keeping with these trends, our long-term strategic focus will be to position our mortgage banking businesses to meet this unprecedented market opportunity, with ample working capital and access to a varied and complementary set of products. Our investment strategy will naturally evolve in kind, with a continued focus on deployment side by side with capital partners, in lieu of traditional direct investing. As we did in the third quarter, we also expect to continue de-emphasizing third-party investments and further reduce our exposure to this lower-yielding portion of our investment portfolio to further optimize overall returns for our shareholders.

As we head towards year-end, we are already starting to see a diminution of market activity consistent with a year ago when market participants, from homebuyers to bond investors, took stock of a volatile landscape and decided to save their dry powder for the year ahead. If anything, the market is in a more challenging spot today than it was a year ago, factoring in a strong probability of a U.S government shutdown, along with a geopolitical backdrop that has deteriorated significantly. We remain saddened to have witnessed the inexcusable and horrific attack on Israel in the Middle East, as we remain focused as well on those resisting the aggression that began last year in Eastern Europe with the invasion of Ukraine. Though paling in relevance to the human toll, the additional volatility these exogenous tragedies have caused will likely continue to pressure our near-term GAAP results – particularly the market valuations of our portfolio assets. And while the resiliency of the U.S. economy has surprised even the most ardent optimists, the prospect of a rate-driven recession in 2024 still remains a likelihood, in our view. As such, we will continue to prioritize liquidity and exercise caution as we work to ensure our franchise is positioned for the generational opportunity we see ahead.

Thank you for your continued support,

Christopher J. Abate	Dashiell I. Robinson
Chief Executive Officer	President

Note to Readers
We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings, our Redwood Review presentation and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents. Within this document, in addition to our GAAP results, we may also present certain non-GAAP measures. When we present a non-GAAP measure, we provide a description of that measure and a reconciliation to the comparable GAAP measure within the Non-GAAP Measurement section of the Endnotes to the Redwood Review, which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” section. References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we generally round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “third quarter” refer to the quarter ended September 30, 2023, references to the “second quarter” refer to the quarter ended June 30, 2023, unless otherwise specified.

Cautionary Statement; Forward-Looking Statements
This shareholder letter may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” "could" and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood’s business strategy and strategic focus, statements related to our financial outlook and expectations for 2023 and future years, statements related to opportunities for our residential and BPL mortgage banking businesses, including our positioning to increase market share and wallet share, opportunities to help scale and institutionalize HEI, opportunities to procure private capital partnerships that we believe could be beneficial to shareholders, and our expectations to continue de-emphasizing third-party investments and reducing our exposure to this portion of our investment portfolio to optimize overall returns. Additional detail regarding the forward-looking statements in this shareholder letter and the important factors that may affect our actual results in 2023 are described in the Redwood Review under the heading “Forward-Looking Statements,” which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” section.